                                                                    EXHIBIT 12.1


                             THE RYLAND GROUP, INC.
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND
          THE YEARS ENDED DECEMBER 31, 2000, 1999, 1998, 1997, AND 1996
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                          1996           1997          1998          1999          2000       9/30/2001
                                        ---------     ---------     ---------     ---------     ---------   ------------
Consolidated pretax income before
  extraordinary item                    $  26,397     $  36,470     $  75,158     $ 109,336     $ 134,840     $ 151,543

Share of distributed income of 50%
  -or-less-owned affiliates net
   of equity pickup                           539         1,334         2,602          (263)         (163)           (5)

Amortization of capitalized interest       17,035        21,581        20,645        19,027        27,581        22,154

Interest                                   90,529        74,950        63,410        52,764        62,610        42,454

Less interest capitalized during
  the period                              (16,975)      (17,636)      (18,601)      (24,397)      (34,105)      (23,318)

Net amortization of debt discount
  and premium and issuance expense            243            84            36            33            --            --

Interest portion of rental expense          3,394         3,541         4,709         4,522         6,065         5,336
                                        ---------     ---------     ---------     ---------     ---------     ---------
EARNINGS                                $ 121,162     $ 120,324     $ 147,959     $ 161,022     $ 196,828     $ 198,164


Interest                                $  90,529     $  74,950     $  63,410     $  52,764     $  62,610     $  42,454

Net amortization of debt discount
  and premium and issuance expense            243            84            36            33            --            --

Interest portion of rental expense          3,394         3,541         4,709         4,522         6,065         5,336
                                        ---------     ---------     ---------     ---------     ---------     ---------

FIXED CHARGES                           $  94,166     $  78,575     $  68,155     $  57,319     $  68,675     $  47,790

Ratio of Earnings to Fixed Charges           1.29          1.53          2.17          2.81          2.87          4.15


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